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                                  Exhibit 99

                             ****PRESS RELEASE****

FIRST CITIZENS CORPORATION
NEWNAN, GEORGIA

FOR IMMEDIATE RELEASE                                          CONTACT: TOM MOAT
                                                                  (770)-304-7717

                    FIRST CITIZENS, TARA BANKSHARES CREATE
                    $325 MILLION SOUTH METRO COMMUNITY BANK

                            MERGER FINALIZED TODAY

        NEWNAN, GEORGIA (April 10, 1997) -- First Citizens Corporation completed its merger today with Tara Bankshares Corporation, creating a $325 million-asset south metro Atlanta bank and one of the ten largest Georgia-based financial institutions.

Tara Bankshares' branches in Clayton County, which have been operating under the name of Tara State Bank, will change their names in May to First Citizens Bank of Clayton County. Charles M. "Chuck" Barnes, formerly president and Chief Executive Officer of Tara Bankshares Corporation, will become president of First Citizens Bank of Clayton County and First Citizens Bank of Fayette County.

Prior to the merger with Tara Bankshares, Newnan-based First Citizens had $263 million in assets and offices in Coweta, Fayette, Troup and Henry counties. Riverdale-based Tara had $62 million in assets and offices in Clayton County. Combined, the two-companies are the 10th largest Georgia-based financial institution.

"Our goal is to make the 1-800 number obsolete for south metro banking customers," said Tom Moat, president and chief executive officer of First Citizens Corporation. "There is no reason to deal with faceless, out-of-state telephone bankers when you can get every financial service you need right here. First Citizens has all the resources of a large financial institution, but also the customer service of a hometown bank."

First Citizens Bank formerly operated under the names Newnan Savings Bank and Citizens Bank & Trust of Fayette County. The latter two names were changed to First Citizens earlier this year to reflect a consistent identity and the broad capabilities of a full-service financial institution.
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Newnan Savings Bank, which was founded in 1927, had been known primarily for its mortgage banking and savings products. It has been diversifying services and adding top-notch new talent over the past several months. For example:

        A new commercial banking area is headed by Don Phillips, who was formerly with the Bank of Coweta.

        In Peachtree City, Mike Justice is now senior vice president for commercial banking. He was previously senior vice president and senior lender at Peachtree National Bank.

        Lee Grieson, formerly with Griffin Federal Savings and Loan, is a new senior vice president for lending in Fayetteville.

        First Citizens' Stock Brokerage Service, also new, is headed by Tyler Duffy, who joined the bank from Synovus Securities.

Mr. Moat emphasized that the Tara Bankshares board of directors will be maintained in Clayton County to assure continued close ties to the community.

"Unlike too many of our competitors, we are keeping close, grassroots ties," Mr. Moat said. "Our directors will help keep us aware of the issues and needs in our communities so we can help them grow, and grow with them."

First Citizens Corporation is a multi-bank holding company that owns First Citizens Bank, First Citizens Bank of Fayette County and First Citizens Bank of Clayton County. The company has 130 employees and 10 branches in Riverdale, Jonesboro, Fayetteville, Peachtree City, LaGrange, Newnan and Hogansville, and a mortgage loan office in Stockbridge. First Citizens Corporation common stock is traded on the NASDAQ National Market System under the symbol FSTC.